Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on its behalf of a statement on Schedule 13G (the “Statement”) and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of the Common Stock, par value $0.0001 per share, of Rare Earths Americas, Inc., a Texas corporation, and further agrees to the filing of this Joint Filing Agreement as an exhibit to the Statement and any amendments thereto.

May 14, 2026
(Date)

HANCOCK PROSPECTING PTY LTD

By:	/s/ Jay Eliot Newby
	Name:	Jay Eliot Newby
	Title:	Director

GEORGINA HOPE RINEHART

By:	/s/ Georgina Hope Rinehart